Exhibit 99.1

News	FOR IMMEDIATE RELEASE

Heidrick & Struggles Reports Third Quarter 2008 Financial Results

CHICAGO (October 28, 2008) — Heidrick & Struggles International, Inc. (Nasdaq: HSII), the world’s premier executive search and leadership consulting firm, today announced financial results for the third quarter ended September 30, 2008.

Consolidated net revenue of $158.3 million declined 2.8 percent from $162.9 million in the 2007 third quarter. On a constant currency basis, net revenue declined approximately 5 percent. Net revenue decreased 0.2 percent in the Americas, decreased 14.6 percent in Europe (or approximately 17 percent on a constant currency basis), and increased 18.2 percent in the Asia Pacific region (approximately 15 percent on a constant currency basis).

The number of executive searches confirmed in the quarter decreased 4.0 percent compared to the 2007 third quarter and decreased 11.8 percent compared to the 2008 second quarter. The number of consultants at September 30, 2008 was 416, compared to 393 as of September 30, 2007, and 408 as of June 30, 2008. Productivity, as measured by annualized revenue per executive search consultant, was $1.4 million compared to $1.6 million in the 2007 third quarter. The average fee per executive search was $127,200, compared to $125,500 in last year’s third quarter.

Chief Executive Officer L. Kevin Kelly said, “Our global network and diversified practice offerings have helped us weather challenging economies in many parts of the world. Although our business has softened, organizations around the world continue to need talented leadership to navigate through these difficult conditions. In addition, the improvements that we have made to our cost structure over the years have enabled us to better manage our profitability than in past downturns.”

Consolidated salaries and employee benefits were $108.6 million, an increase of 1.9 percent from $106.6 million in the comparable quarter of 2007. This increase primarily reflects an increase in fixed expense for new employees added since last year, partially offset by a decrease in discretionary compensation as a result of lowered expectations for full-year net revenue and operating margin. Salaries and employee benefits as a percentage of net revenue were 68.6 percent for the quarter, compared to 65.4 percent in the 2007 third quarter.

Consolidated general and administrative expenses were $28.8 million, down 6.4 percent from $30.8 million reported in the comparable prior-year period. As a percentage of net revenue, consolidated general and administrative expenses were 18.2 percent, compared to 18.9 percent in the 2007 third quarter. The year-over-year decline primarily reflects several items in last year’s third quarter which did not recur in the 2008 third quarter, partially offset by an increase in premise-related costs.

Operating income decreased 18.1 percent to $20.9 million from 2007 third quarter operating income of $25.5 million. The operating margin (measured as a percentage of net revenue) was 13.2 percent, compared to 15.6 percent in the 2007 third quarter.

Net income was $14.0 million and diluted earnings per share were $0.80, reflecting an effective tax rate in the quarter of 38.0 percent. These results compare to net income in the 2007 third quarter of $16.1 million and diluted earnings per share of $0.84, which reflected an effective tax rate in the quarter of 39.4 percent.

Net cash generated by operating activities was $61.0 million, compared to $62.8 million in the 2007 third quarter. Cash and cash equivalents at September 30, 2008 were $183.0 million, compared to cash and cash equivalents and short-term investments of $218.2 million at September 30, 2007 and $146.1 million at June 30, 2008.

During the third quarter, the company repurchased 177,746 shares of its common stock at an average price of $30.26 per share for a total of $5.4 million. As of September 30, 2008, $22.8 million remained available under the $50 million stock repurchase program authorized by the company’s Board of Directors in February 2008.

Regional Review for the 2008 Third Quarter

In the third quarter, the Americas represented 52 percent of consolidated net revenue, Europe represented 31 percent, and Asia Pacific was 17 percent. This compares to the 2007 third quarter when the Americas represented 50 percent, Europe was 36 percent and Asia Pacific was 14 percent.

Net revenue in the Americas of $81.8 million decreased 0.2 percent from the third quarter of 2007. The Industrial and Technology industry groups delivered good year-over-year net revenue growth, but this growth was offset by weakness in the Financial Services, Consumer, and Business and Professional Services industry groups. Operating income of $14.0 million decreased 18.6 percent year over year, and the operating margin was 17.1 percent, compared to 21.0 percent in the 2007 third quarter. The decrease in operating income and the resulting operating margin is mostly due to an increase in fixed salaries and employee benefits expense for associates and search support staff, and for severance. Consultant headcount in the Americas was 211 at September 30, 2008 compared to 213 at June 30, 2008 and 202 at September 30, 2007.

In Europe, net revenue of $49.9 million decreased 14.6 percent from the prior-year quarter; and on a constant currency basis it declined approximately 17 percent. The Life Sciences and Consumer industry groups achieved solid year-over-year growth, but this was offset by declines in the Financial Services, Industrial, and Business and Professional Services industry groups. Operating income decreased 26.7 percent to $7.9 million and the operating margin was 15.9 percent, compared to 18.5 percent in the 2007 third quarter. The decrease in operating income and the resulting operating margin are primarily a result of a decline in net revenue. Consultant headcount in Europe was 129 at September 30, 2008 compared to 120 at June 30, 2008 and 130 at September 30, 2007.

In Asia Pacific, net revenue of $26.6 million increased 18.2 percent year over year, and on a constant currency basis increased approximately 15 percent. Every industry group except Technology achieved year-over-year revenue growth. Operating income of $5.4 million increased 10.3 percent year over year and the operating margin was 20.5 percent, compared to 21.9 percent in the 2007 third quarter. Consultant headcount in Asia Pacific was 76 at September 30, 2008, compared to 75 at June 30, 2008, and 61 at September 30, 2007.

Nine Months Results

For the nine months ended September 30, 2008, consolidated net revenue was $481.0 million, a 3.2 percent increase from $466.1 million in the first nine months of 2007. The number of executive searches confirmed in the first nine months of 2008 declined 2.9 percent compared to the first nine months of 2007. Operating income in the first nine months of 2008 was $50.4 million, representing an operating margin of 10.5 percent, compared to operating income in the first nine months of 2007 of $61.3 million and an operating margin of 13.2 percent. Net income for the first nine months of 2008 was $33.8 million, and diluted earnings per share were $1.89, reflecting an effective tax rate of 38.5 percent. For the same period of 2007, net income was $47.2 million and diluted earnings per share were $2.48, reflecting an effective tax rate of 28.9 percent, which included a net tax benefit of $8.5 million realized in the 2007 second quarter related to a tax valuation allowance reversal related to certain foreign tax credits.

2008 Outlook

As previously announced on October 14, 2008, the company currently expects net revenue of approximately $630 million and an operating margin of approximately 10% for the year ending December 31, 2008. Net income and earnings per share in 2008 are expected to reflect a full-year effective tax rate of between 38% and 40%. Quarterly and full-year tax estimates can be impacted by country level results and can also vary significantly by reporting period as a result of discrete items that require immediate recognition in a particular period.

Quarterly Conference Call

Executives of Heidrick & Struggles will host a conference call to review 2008 third quarter results today, October 28, at 9:00 am central time. Participants may access the company’s call and supporting slides at www.heidrick.com. For those unable to participate on the live call, a webcast and copy of the slides will be archived at www.heidrick.com and available for up to 30 days following the investor call.

About Heidrick & Struggles International, Inc.

Heidrick & Struggles International, Inc. is the world’s premier provider of senior-level executive search and leadership consulting services, including talent management, board building, executive on-boarding and M&A effectiveness. For more than 50 years, we have focused on quality service and built strong leadership teams through our relationships with clients and individuals worldwide. Today, Heidrick & Struggles leadership experts operate from principal business centers in North America, Latin America, Europe and Asia Pacific. For more information about Heidrick & Struggles, please visit www.heidrick.com.

Safe Harbor Statement

This press release contains forward-looking statements. The forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry in which we operate and management’s beliefs and assumptions. Forward-looking statements may be identified by the use of words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “projects,” “forecasts,” and similar expressions. Forward-looking statements are not guarantees of future performance and involve certain known and unknown risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed, forecasted or implied in the forward-looking statements. Factors that may affect the outcome of the forward-looking statements include, among other things: our ability to attract and retain qualified executive search consultants; the condition of the economies in the United States, Europe, or elsewhere; social or political instability in markets where we operate; the impact of foreign currency exchange rate fluctuations; price competition; the ability to forecast, on a quarterly basis, variable compensation accruals that ultimately are determined based on the achievement of annual results; our ability to realize our tax loss carryforwards; the timing of a partial release or full reversal of deferred tax asset valuation allowance; the mix of profit and loss by country; an impairment of our goodwill and other intangible assets; and delays in the development and/or implementation of new technology and systems. Our reports filed with the U.S. Securities and Exchange Commission also include information on factors that may affect the outcome of forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

###

Contacts

Investors & Analysts:

Julie Creed, VP, Investor Relations: +1 312 496 1774 or jcreed@heidrick.com

Media:

Caroline Lomot, Director, Communications: +1 212 551 3418 or clomot@heidrick.com

Heidrick & Struggles International, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,
	2008	2007	$ Change	% Change
Revenue:
Revenue before reimbursements (net revenue)	$158,318	$162,901	$(4,583)	-2.8%
Reimbursements	7,009	6,717	292	4.3%

Total revenue	165,327	169,618	(4,291)	-2.5%

Operating expenses:
Salaries and employee benefits	108,611	106,612	1,999	1.9%
General and administrative expenses	28,849	30,832	(1,983)	-6.4%
Reimbursed expenses	7,009	6,717	292	4.3%

Total operating expenses	144,469	144,161	308	0.2%

Operating income	20,858	25,457	(4,599)	-18.1%

Non-operating income (expense):
Interest income	1,199	2,061
Interest expense	(18)	(9)
Other, net	499	(901)

Net non-operating income	1,680	1,151

Income before income taxes	22,538	26,608

Provision for income taxes	8,559	10,476

Net income	$13,979	$16,132

Basic weighted average common shares outstanding	16,455	17,994
Diluted weighted average common shares outstanding	17,395	19,185
Basic earnings per common share	$0.85	$0.90
Diluted earnings per common share	$0.80	$0.84
Salaries and employee benefits as a percentage of net revenue	68.6%	65.4%
General and administrative expense as a percentage of net revenue	18.2%	18.9%
Operating income as a percentage of net revenue	13.2%	15.6%
Effective tax rate	38.0%	39.4%

Heidrick & Struggles International, Inc.

Segment Information

(In thousands)

	Three Months Ended September 30,
	2008	2007	$ Change	% Change	2008 Margin *	2007 Margin *
Revenue:
Americas	$81,844	$81,994	$(150)	-0.2%
Europe	49,906	58,422	(8,516)	-14.6%
Asia Pacific	26,568	22,485	4,083	18.2%

Revenue before reimbursements (net revenue)	158,318	162,901	(4,583)	-2.8%
Reimbursements	7,009	6,717	292	4.3%

Total revenue	$165,327	$169,618	$(4,291)	-2.5%

Operating Income:
Americas	$13,989	$17,185	$(3,196)	-18.6%	17.1%	21.0%
Europe	7,931	10,822	(2,891)	-26.7%	15.9%	18.5%
Asia Pacific	5,443	4,935	508	10.3%	20.5%	21.9%

Total regions	27,363	32,942	(5,579)	-16.9%	17.3%	20.2%
Corporate	(6,505)	(7,485)	980	13.1%

Operating income	$20,858	$25,457	$(4,599)	-18.1%	13.2%	15.6%

*	Margin based on revenue before reimbursements (net revenue).

Heidrick & Struggles International, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Nine Months Ended September 30,
	2008	2007	$ Change	% Change
Revenue:
Revenue before reimbursements (net revenue)	$480,975	$466,080	$14,895	3.2%
Reimbursements	22,108	20,475	1,633	8.0%

Total revenue	503,083	486,555	16,528	3.4%

Operating expenses:
Salaries and employee benefits	336,535	315,657	20,878	6.6%
General and administrative expenses	94,039	89,127	4,912	5.5%
Reimbursed expenses	22,108	20,475	1,633	8.0%

Total operating expenses	452,682	425,259	27,423	6.4%

Operating income	50,401	61,296	(10,895)	-17.8%

Non-operating income (expense):
Interest income	4,199	5,564
Interest expense	(72)	(55)
Other, net	394	(343)

Net non-operating income	4,521	5,166

Income before income taxes	54,922	66,462

Provision for income taxes	21,131	19,235

Net income	$33,791	$47,227

Basic weighted average common shares outstanding	16,877	17,958
Diluted weighted average common shares outstanding	17,841	19,064
Basic earnings per common share	$2.00	$2.63
Diluted earnings per common share	$1.89	$2.48
Salaries and employee benefits as a percentage of net revenue	70.0%	67.7%
General and administrative expense as a percentage of net revenue	19.6%	19.1%
Operating income as a percentage of net revenue	10.5%	13.2%
Effective tax rate	38.5%	28.9%

Heidrick & Struggles International, Inc.

Segment Information

(In thousands)

	Nine Months Ended September 30,
	2008	2007	$ Change	% Change	2008 Margin *	2007 Margin *
Revenue:
Americas	$246,183	$253,597	$(7,414)	-2.9%
Europe	156,116	153,452	2,664	1.7%
Asia Pacific	78,676	59,031	19,645	33.3%

Revenue before reimbursements (net revenue)	480,975	466,080	14,895	3.2%
Reimbursements	22,108	20,475	1,633	8.0%

Total revenue	$503,083	$486,555	$16,528	3.4%

Operating Income:
Americas	$38,271	$53,274	$(15,003)	-28.2%	15.5%	21.0%
Europe	20,872	22,006	(1,134)	-5.2%	13.4%	14.3%
Asia Pacific	14,784	14,513	271	1.9%	18.8%	24.6%

Total regions	73,927	89,793	(15,866)	-17.7%	15.4%	19.3%
Corporate	(23,526)	(28,497)	4,971	17.4%

Operating income	$50,401	$61,296	$(10,895)	-17.8%	10.5%	13.2%

*	Margin based on revenue before reimbursements (net revenue).

Heidrick & Struggles International, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	September 30, 2008	December 31, 2007
	(Unaudited)
Current assets:
Cash and cash equivalents	$183,023	$260,580
Short-term investments	—	22,275
Accounts receivable, net of allowance for doubtful accounts	105,635	82,240
Other receivables	7,413	5,868
Prepaid expenses	20,440	15,026
Other current assets	1,378	1,419
Income taxes recoverable, net	1,404	—
Deferred income taxes, net	15,211	15,290

Total current assets	334,504	402,698

Non-current assets:
Property and equipment, net	19,753	18,730
Restricted cash	9,650	9,826
Assets designated for retirement and pension plans	25,125	26,067
Investments	9,479	7,832
Other non-current assets	7,701	6,296
Goodwill	98,197	84,217
Other intangible assets, net	14,450	15,363
Deferred income taxes, net	40,475	45,855

Total non-current assets	224,830	214,186

Total assets	$559,334	$616,884

Current liabilities:
Accounts payable	$7,638	$8,699
Accrued salaries and employee benefits	140,692	197,954
Other accrued liabilities	44,991	44,376
Current portion of accrued restructuring charges	2,508	2,813
Income taxes payable, net	—	995

Total current liabilities	195,829	254,837

Non-current liabilities:
Retirement and pension plans	29,578	28,831
Non-current portion of accrued restructuring charges	4,543	6,735
Other non-current liabilities	27,775	16,681

Total non-current liabilities	61,896	52,247

Stockholders’ equity	301,609	309,800

Total liabilities and stockholders’ equity	$559,334	$616,884

Heidrick & Struggles International, Inc.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended September 30,
	2008	2007
Cash flows from operating activities:
Net income	$13,979	$16,132
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,708	2,836
Impairment of intangibles	—	1,029
Deferred income taxes	491	(1,049)
Net realized and unrealized gains on equity and warrant portfolio	(30)	(22)
Stock-based compensation expense, net	6,198	7,624
Cash paid for restructuring charges	(716)	(456)
Changes in assets and liabilities:
Trade and other receivables	4,649	5,085
Accounts payable	(674)	(2,307)
Accrued expenses	33,175	45,408
Income taxes recoverable, net	3,039	(9,209)
Other assets and liabilities, net	(1,859)	(2,305)

Net cash provided by operating activities	60,960	62,766

Cash flows from investing activities:
Restricted cash	—	45
Acquisition of businesses, net of cash acquired	(3,610)	(16)
Capital expenditures	(2,760)	(3,051)
Proceeds from sales of equity securities	353	46
Payments to consultants related to sales of equity securities	(60)	(21)
Proceeds from sales of short-term investments	—	38,200
Purchases of short-term investments	—	(36,675)
Other, net	—	(17)

Net cash used in investing activities	(6,077)	(1,489)

Cash flows from financing activities:
Proceeds from stock options exercised	250	2,242
Purchases of treasury stock	(5,051)	(29,529)
Excess tax benefits related to stock-based compensation	—	604
Cash dividends paid	(2,142)	—
Other	(51)	(270)

Net cash used in financing activities	(6,994)	(26,953)

Effect of foreign currency exchange rates on cash and cash equivalents	(10,940)	5,476

Net increase in cash and cash equivalents	36,949	39,800
Cash and cash equivalents at beginning of period	146,074	109,194

Cash and cash equivalents at end of period	$183,023	$148,994

Supplemental schedule of noncash financing activities:
Beginning of period - Accrued treasury stock purchases	$706	$1,020
Treasury stock purchases	5,378	29,820
Cash paid for treasury stock purchases	(5,051)	(29,529)

Accrued treasury stock purchases	$1,033	$1,311

Heidrick & Struggles International, Inc.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2008	2007
Cash flows from operating activities:
Net income	$33,791	$47,227
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	8,068	8,352
Impairment of intangibles	—	1,029
Deferred income taxes	5,466	(9,493)
Net realized and unrealized (gains) losses on equity and warrant portfolio	(28)	101
Stock-based compensation expense, net	18,767	25,671
Cash paid for restructuring charges	(2,121)	(2,503)
Changes in assets and liabilities:
Trade and other receivables	(29,134)	(28,469)
Accounts payable	(313)	(1,625)
Accrued expenses	(43,788)	3,520
Income taxes recoverable, net	(4,054)	(11,056)
Other assets and liabilities, net	(9,352)	(8,402)

Net cash provided by (used in) operating activities	(22,698)	24,352

Cash flows from investing activities:
Restricted cash	138	(1,191)
Acquisition of businesses, net of cash acquired	(14,655)	(1,277)
Capital expenditures	(7,928)	(6,061)
Proceeds from sales of equity securities	779	351
Payments to consultants related to sales of equity securities	(229)	(145)
Proceeds from sales of short-term investments	22,275	119,525
Purchases of short-term investments	—	(115,400)
Proceeds from sale of a business	1,559	—
Other, net	8	—

Net cash provided by (used in) investing activities	1,947	(4,198)

Cash flows from financing activities:
Proceeds from stock options exercised	830	19,225
Purchases of treasury stock	(47,038)	(54,416)
Excess tax benefits related to stock-based compensation	—	8,175
Cash dividends paid	(6,623)	—
Other	77	23

Net cash used in financing activities	(52,754)	(26,993)

Effect of foreign currency exchange rates on cash and cash equivalents	(4,052)	8,393

Net increase (decrease) in cash and cash equivalents	(77,557)	1,554
Cash and cash equivalents at beginning of period	260,580	147,440

Cash and cash equivalents at end of period	$183,023	$148,994

Supplemental schedule of noncash financing activities:
Beginning of period - Accrued treasury stock purchases	$1,605	$—
Treasury stock purchases	46,466	55,727
Cash paid for treasury stock purchases	(47,038)	(54,416)

Accrued treasury stock purchases	$1,033	$1,311